Exhibit 99.1

October 19, 2006

INVESTORS AND ANALYSTS

Kelley MacDonald

617-664-2888

MEDIA

Hannah Grove

617-664-3377

Carolyn Cichon

617-664-8672

STATE STREET TERMINATES SHAREHOLDER RIGHTS PLAN AND

ADOPTS SHAREHOLDER RIGHTS PLAN POLICY

Boston, October 19, 2006—State Street Corporation (NYSE: STT) announced today that its board of directors voted to terminate the company’s shareholder rights plan, which was originally scheduled to expire on September 15, 2008.  Today’s decision accelerates the expiration date to October 20, 2006.

The Board also voted to adopt a shareholder rights plan policy.  Under the policy, the Board is required to obtain shareholder approval prior to adopting any future shareholder rights plan unless the Board, including a majority of the independent members of the Board, in the exercise of its fiduciary responsibilities, determines that under the circumstances then existing, it would be in the best interest of the shareholders to adopt a shareholder rights plan without the delay that would result from seeking shareholder approval.  If a shareholder rights plan is adopted by the Board without prior shareholder approval, it would expire within one year of adoption unless ratified by the shareholders.

The Board’s actions are part of State Street’s already strong corporate governance policies and practices, and followed an in-depth evaluation of the issue by the Board and careful consideration of shareholder sentiment.

The Board also voted today to amend State Street’s by-laws to conform to the Massachusetts Business Corporation Act.

About State Street Corporation

State Street Corporation (NYSE: STT) is the world’s leading specialist in providing institutional investors with investment servicing, investment management and investment research and trading services. With $11.3 trillion in assets under custody and $1.6 trillion in assets under management as of September 30, 2006, State Street operates in 26 countries and more than 100 geographic markets worldwide. For more information, visit State Street’s web site at www.statestreet.com.